Exhibit 5.1

September 6, 2013

AOL Inc.

770 Broadway

New York, NY 10003

Re: AOL Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”), of AOL Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about September 6, 2013 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration by the Company of 4,013,312 shares of the Company’s common stock, par value $0.01 (the “Common Stock”) issuable pursuant to the Adap.tv, Inc. 2007 Stock Incentive Plan (the “Plan”). The Plan was assumed by the Company pursuant to that certain Agreement and Plan of Merger, dated as of August 5, 2013, by and among the Company, Carmel Merger Corporation, Adap.tv, Inc., and Shareholder Representative Services LLC.

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Incentive Plan that would expand, modify or otherwise affect the terms of the Incentive Plan or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the shares of Common Stock described above, when the Board of Directors of the Company or its authorized delegee has taken all necessary corporate action to authorize and approve the issuance of the Shares, when the Shares are issued in accordance with the terms set forth in the Plan under which the right to acquire the Shares is granted, when the payment or other delivery of the consideration therefor pursuant to the terms of such Plan has occurred, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn and Crutcher LLP